UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): May 26, 2009
MIDWAY GAMES INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-12367 (Commission File Number)	22-2906244 (I.R.S. Employer Identification Number)
2704 West Roscoe Street, Chicago, Illinois 60618
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (773) 961-2222
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
5.02(e) Compensatory Arrangements of Certain Officers
     On May 26, 2009, the Compensation Committee of the Board of Directors of Midway Games Inc. (the “Registrant”) approved Midway Games Limited's (“MGL”) Sales Bonus Plan (the “Bonus Plan”) for Martin Spiess, Executive Vice President, International, for MGL, a wholly-owned subsidiary of the Registrant with its office in London, England.
     Under the terms of the Bonus Plan, Mr. Spiess may receive a bonus amount up to €23,100 and €42,900 in each of May and June 2009, respectively (each, a “Monthly Bonus”). Each Monthly Bonus is payable by MGL within three (3) business days after MGL’s final tabulation of gross sales (as defined in the Bonus Plan) for May and June 2009, respectively. Sixty percent (60%) of each Monthly Bonus shall be paid regardless of the gross sales for the applicable month. The remaining forty percent (40%) of each Monthly Bonus shall only be paid if gross sales for the applicable month equal or exceed a specified amount. The Monthly Bonus shall be subject to applicable taxes (including, without limitation, any applicable government deductions such as National Insurance Contributions) before payment.
     Mr. Spiess will not be entitled to payment under the Bonus Plan if he: (i) is not actively employed by MGL on the date of payment of the applicable Monthly Bonus; (ii) has given to or received from MGL notice of termination of his employment; (iii) is on garden leave; (iv) has been continuously absent from the office for more than four (4) weeks on sick leave; or (v) is on unpaid leave of more than two (2) weeks with MGL’s agreement.

SIGNATURE
          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIDWAY GAMES INC.
June 1, 2009	By:	/s/ Matthew V. Booty
Matthew V. Booty
President and Chief Executive Officer